Exhibit 99.1

NPS Pharmaceuticals Reports Second Quarter 2011 Financial Results and Continued Progress on Two Product Registration Programs

-- Company remains on track to submit U.S. marketing application for GATTEX® and report Phase 3 results for NPSP558 --

-- Conference call today at 5:00 PM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--August 2, 2011--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing orphan therapeutics for rare gastrointestinal and endocrine disorders, today reported its second quarter 2011 financial results.

NPS reported a net loss of $6.1 million or $0.07 per diluted share for the second quarter 2011, compared to a net loss of $6.3 million or $0.11 per diluted share for the second quarter 2010. Cash and investments totaled $202.4 million at June 30, 2011 versus $133.8 million at December 31, 2010. In April 2011, the company raised $106.8 million through a public offering of its common stock.

“Our clinical, regulatory, and technical operations teams are on track with the execution of our two Phase 3 registration programs for GATTEX and NPSP558,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals, Inc. “During the second quarter we reported additional positive findings from the GATTEX clinical program in short bowel syndrome. We also held our pre-submission meeting with the FDA and remain confident in our ability to submit our marketing application later this year. We expect to report results from the Phase 3 REPLACE clinical study of NPSP558 in patients with hypoparathyroidism in the fourth quarter and pursue U.S. registration of the drug if study results are positive.”

Pipeline and other business highlights

GATTEX in short bowel syndrome

  During the second quarter 2011, the company held its pre-submission meeting with the U.S. Food and Drug Administration (FDA) to discuss its marketing application for GATTEX® (teduglutide), a novel, recombinant analog of human glucagon-like peptide 2, in adult short bowel syndrome. Based on the results of this meeting, NPS remains on track to submit its application to the FDA before the end of this year.
  Results of the Phase 3 STEPS study of GATTEX were presented at the Late-Breaking Abstract Session at Digestive Disease Week® (DDW®) in Chicago, Illinois. Subjects treated with GATTEX for 24 weeks achieved significantly greater reductions in weekly parenteral nutrition and intravenous fluid volume and infusion days versus placebo.
  NPS is also advancing STEPS 2, an open-label continuation study of STEPS in which each subject receives GATTEX. At an interim update in May 2011, the company reported that three subjects participating in STEPS 2 were able to gain independence from and discontinue parenteral nutrition and intravenous fluids. Seventy-six out of the 78 patients who completed 24-weeks of treatment in STEPS opted to enroll in STEPS 2. An additional 12 patients who successfully completed the optimization and stabilization phase of STEPS opted to enroll in STEPS 2 after STEPS was fully randomized.

NPSP558 in hypoparathyroidism

  “The effect of adding PTH (1-84) to conventional treatment of hypoparathyroidism – A randomized, placebo controlled study” was published online in July 2011 by the Journal of Bone and Mineral Research. This 24-week investigator-initiated study evaluated daily subcutaneous injection treatment with 100 mcg recombinant parathyroid hormone (rhPTH (1-84)) versus placebo in 62 patients with hypoparathyroidism. Compared with placebo, on average patients treated with rhPTH (1-84) reduced their daily dose of supplemental calcium and active vitamin D by 75 percent and 73 percent, respectively. Of the patients treated with rhPTH (1-84), 47 percent were able to completely stop calcium supplementation and 22 percent were able to completely stop both calcium and active vitamin D supplementation, versus no patients treated with placebo.
  Data from two investigator-initiated studies of rhPTH (1-84) in hypoparathyroidism were accepted for the Annual Meeting of the American Society for Bone and Mineral Research (ASBMR) in September 2011. NPSP558 is the company’s bioengineered replica of human parathyroid hormone rhPTH (1-84) that is currently in development as the first hormone replacement therapy for hypoparathyroidism. The company will report top-line results from its Phase 3 registration study, known as REPLACE, in the fourth quarter 2011.

Other business highlights

  NPS today announced a new license agreement with GlaxoSmithKline (GSK) that terminates and replaces the 1993 collaborative research and license agreement between the parties. The new agreement expands GSK’s licensed field of research for ronacaleret to include stem cell transplants as well as bone disorders. GSK will be responsible for all development, manufacturing, and commercialization of ronacaleret and NPS will be entitled to development milestones and royalties. GSK will no longer have rights to other calcilytics developed under the original agreement and will return two clinical-stage calcilytic compounds to NPS. Calcilytics are small molecule antagonists of the calcium receptor that increase secretion of the body’s own parathyroid hormone. Calcilytics could be a novel treatment for disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH).
  In April 2011, a holder of the company’s 5.75% convertible notes converted $30.6 million of outstanding principal into 5.6 million shares of the company’s common stock. After this conversion, the company’s only remaining recourse debt was $16.5 million in 5.75% convertible notes due in 2014. The 5.75% convertible notes originated in August 2007 through a private placement.

Financial results

Royalties

Royalty revenues were $27.2 million for the second quarter 2011 versus $24.0 million for the second quarter 2010. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iv) Ortho-McNeil’s sales of Nucynta® (tapentadol).

The components of royalties are summarized as follows:

In millions	Second quarter
	2011	2010
Royalty:
Sensipar/Mimpara	$22.6	$20.3
Preotact	2.3	2.1
REGPARA	1.8	1.3
Nucynta	0.5	0.3
Total	$27.2	$24.0

The company’s royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA have been partially monetized and classified as non-recourse debt. After repayment of the obligations, as set forth in the agreements, any remaining cash flows from these royalties will return to NPS.

Research and development

Research and development expenses were $17.1 million for the second quarter 2011 versus $15.8 million for the second quarter 2010. The increase in research and development expense was due to the advancement of the company’s short bowel syndrome and hypoparathyroidism product registration programs.

General and administrative

General and administrative expenses were $5.5 million for the second quarter 2011 as compared to $4.2 million for the second quarter 2010. The increase was due to costs related to market research studies, as well as outside legal and other administrative costs.

Interest expense

Second quarter interest expense decreased to $10.3 million for 2011 versus $11.2 million for 2010. Interest expense is largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, Preotact, and REGPARA royalties.

Cash and investments

At June 30, 2011, the company’s cash, cash equivalents, and marketable investment securities totaled $202 million compared to $134 million at December 31, 2010. In April 2011, the company completed a public offering of its common stock for estimated net proceeds of approximately $107 million after deducting underwriting discounts and other offering expenses.

NPS continues to expect its 2011 cash burn to be in the range of $85 to $100 million. The company’s cash burn is defined as the net change in cash, cash equivalents, and marketable investment securities, excluding proceeds from external financing activities.

Cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (GAAP). This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. NPS believes that cash burn is relevant and useful information for the company and its investors as it provides a meaningful way of determining cash available for and net cash used in operations of the company.

Long-term debt

At June 30, 2011, the company’s only recourse debt was $16.5 million in 5.75% convertible notes due in 2014. In April 2011, a holder of the 5.75% convertible notes converted $30.6 million of outstanding principal into 5.6 million shares of the company’s common stock.

The other debt on the company’s balance sheet is non-recourse to the company and solely secured by its royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA. After repayment of the obligations, as set forth in the agreements, the cash flows from the royalties will return to NPS.

The following table reflects the carrying value of the company’s non-recourse debt at June 30, 2011 and December 31, 2010:

In millions
	06/30/11	12/31/10
Non-recourse debt:
Sensipar/Mimpara-secured Class A notes	$ --	$46
Sensipar/Mimpara-secured Class B notes	150	168
Preotact-secured debt	50	50
REGPARA-secured debt	36	36
Total non-recourse debt	236	300
Less current portion	17	56
Total long-term non-recourse debt	$219	$244

Conference call information

NPS will host a conference call beginning today at 5:00 p.m. Eastern Time. To participate in the conference call, dial (800) 260-8140 and use pass code 10639159. International callers may dial (617) 614-3672, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 81461389, until midnight Eastern Time, August 16, 2011. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is an outsourcing-based development company focused on bringing biopharmaceuticals to patients with rare disorders and few, if any, therapeutic options. The company is advancing two Phase 3 registration programs, GATTEX® (teduglutide) in short bowel syndrome (SBS) and NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) in hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended
	June 30,
	2011	2010

Revenues:
Royalties	$27,210	$23,969
Product sales	--	50
Total revenues	27,210	24,019

Costs and expenses:
Cost of royalties	500	--
Research and development	17,135	15,799
General and administrative	5,539	4,193
Total operating expenses	23,174	19,992
Operating income	4,036	4,027

Other (expense) income:
Interest income, net	109	89
Interest expense	(10,330)	(11,206)
Gain on sale of marketable investment securities	--	99
Other expense, net	53	690
Total other expense, net	(10,168)	(10,328)
Loss before income tax expense	(6,132)	(6,301)

Income tax expense	--	--
Net loss	($6,132)	($6,301)
Net loss per common and potential common share:
Basic	($0.07)	($0.11)
Diluted	($0.07)	($0.11)
Weighted average common and potential common share:
Basic	83,200	57,166
Diluted	83,200	57,166

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
	June 30,	December 31,
	2011	2010
Assets:
Cash, cash equivalents and marketable investment securities	$202,366	$133,771
Current restricted cash and cash equivalents	--	50,784
Account receivable	30,420	26,721
Other current assets	7,327	4,619
Equipment, net	2,123	1,142
Goodwill	9,429	9,429
Debt issuance costs, net	1,380	2,143
Other long-term assets	227	296
Total assets	$253,272	$228,905

Liabilities and Stockholders’ Deficit:
Current liabilities	$38,579	$82,145
Convertible notes	16,545	50,000
Non-recourse debt, less current portion*	218,662	244,256
Other long-term liabilities	6,803	7,779
Total liabilities	280,589	384,180

Common stock and additional paid-in capital	942,122	798,907
Accumulated other comprehensive income	26	1
Accumulated deficit	(969,465)	(954,183)
Total stockholders' deficit	(27,317)	(155,275)
Total liabilities and stockholders' deficit	$253,272	$228,905

* Non-recourse debt secured by Sensipar®/Mimpara®, Preotact® and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, (908)-450-5516
smesco@npsp.com